UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 9, 2007 (November 7, 2007)
CHINA PUBLIC SECURITY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Florida	333-132119	59-1944687
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification Number)
incorporation or organization)

21st Floor, Everbright Bank Building,
Zhuzilin, Futian District,
Shenzhen, Guangdong, 518040
People's Republic of China
(Address of Principal Executive Offices)

(+86) 755 -8370-8333
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On November 7, 2007, China Public Security Technology, Inc. (the "Company") and its wholly-owned subsidiary China Public Security Holdings Limited, a British Virgin Islands company ("CPSH"), entered into a Share Purchase Agreement (the "Purchase Agreement") with Cheer Crown International Investment Limited, a Hong Kong company ("Cheer Crown") and Mr. Dongwei Gao, an individual, for the purchase of Fortune Fame International Investment Limited, a Hong Kong company ("Fortune Fame"), and its wholly-owned Chinese subsidiary, Information Security Development Technology (Shenzhen) Company Ltd. ("ISDT"), for a purchase price of approximately $14,179,328, RMB53,000,000 (approximately $7,112,661) of which was paid in cash and $7,066,667 of which is payable in 883,333 shares of the Company’s common stock (the "Shares"), valued at $7,066,667, or $8.00 per share, within 90 days of the execution of the Purchase Agreement. Of the 883,333 shares that the Company is obligated to issue, 500,000 shares will be issued to Mr. Gao, the chairman of the board of directors of ISDT and the remaining shares will be issued to Cheer Crown.

The Purchase Agreement also contains certain "make good" provisions. Under the Purchase Agreement, Mr. Gao pledged to CPSH a total of 500,000 shares of the Company’s common stock that he will receive as partial consideration for the acquisition to secure his make good obligation under the Purchase Agreement. The Purchase Agreement established ISDT’s minimum after tax net income ("ATNI") thresholds of US$2,000,000 for the fiscal year 2008 and US$2,600,000 for the fiscal year 2009. If the audited ATNI of ISDT for 2008, as reflected in its audited accounts prepared in compliance with the generally accepted accounting principles in the United States ("GAAP"), meets the above threshold for 2008, then 250,000 of the 500,000 shares pledged to CPSH by Mr. Gao will be released from the pledge. However, if the audited ATNI for 2008 fails to reach the applicable threshold, Mr. Gao is obligated to transfer title to and deliver such shares to CPSH or the Company or any other another person(s) as CPSH or the Company may direct. Likewise, if the audited ATNI of ISDT for 2009, as reflected in its audited accounts prepared in compliance with GAAP, meets the above threshold for 2009, then the remaining 250,000 shares pledged to CPSH by Mr. Gao will be released from the pledge. However, if the audited ATNI for 2009 fails to reach the applicable threshold, Mr. Gao is obligated to transfer title to and deliver such shares to CPSH or the Company or any other another person(s) as CPSH or the Company may direct.

Other than with respect to this transaction, neither Cheer Crown nor Mr. Gao has had a material relationship with the Company or any of the Company’s officers, directors or affiliates or any associate of any such officer or director.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 7, 2007, the Company and its subsidiaries completed the acquisition of 100% of the ownership interests in Fortune Fame. As a result of the transaction, Fortune Fame has become CPSH’s direct wholly-owned subsidiary and the Company’s indirect wholly-owned subsidiary. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The Shares of the Company’s common stock issuable to Mr. Dongwei Gao and Cheer Crown under the Purchase Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue the Shares in reliance on the exemption from registration provided by Regulation S of the Securities Act. The Company’s reliance upon Regulation S was based upon the following factors (a) neither of Mr. Gao nor Cheer Crown is a U.S. person or is acquiring the Shares for the account or benefit of any U.S. person, (b) each of Mr. Gao and Cheer Crown agreed not to offer or sell the Shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available and (c) each of Mr. Gao and Cheer Crown made its subscription from its offices at an address outside of the United States

Item 8.01 Other Information.

On October 23, 2007, the Company transferred 100% of its equity interests in Public Security Technology (China) Company Limited, a Hong Kong company, to its wholly-owned subsidiary CPSH, in exchange for HKD 1,000,000 (approximately $128,685).

Item 9.01 Financial Statement and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01 of Form 8-K relating to the acquisition described in Item 2.01 above will be filed by amendment to this Form 8-K not later than 71 days after the date of this Current Report disclosing the acquisition.

(b) Pro Forma Financial Information.

To the extent that pro forma financial information is required pursuant to Article 11 of Regulation S-X, it will be filed by amendment to this Form 8-K not later than 71 days after the date of this Current Report disclosing the acquisition.

(d) Exhibits.

Number	Description

10.1	Share Purchase Agreement, dated as of November 7, 2007, by and among China Public Security Holdings Limited, Cheer Crown International Investment Limited, the Company, and Dongwei Gao.

99	Press Release, dated November 9, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

Dated: November 9, 2007	/s/ Jiang Huai Lin
Jiang Huai Lin
Chairman and Chief Executive Officer

EXHIBIT INDEX

Number	Description

10.1	Share Purchase Agreement, dated as of November 7, 2007, by and among China Public Security Holdings Limited, Cheer Crown International Investment Limited, the Company, and Dongwei Gao.

99	Press Release, dated November 9, 2007.